Noel E. Guardi, Attorney at Law
3224 SOUTH NEWCOMBE STREET, SUITE 2105
LAKEWOOD, COLORADO 80227
TELEPHONE: 303-969-8886
FAX: 303-969-8887

E-MAIL: noellaw@comcast.net

April 29, 2005

Board of Directors
Banyan Corporation
5005 Elbow Drive SW, Suite 207
Calgary, Alberta, Canada T2S 2T6

Re: Registration Statement on Form SB-2 (Registration No. 333-122815)

Gentlemen:

          I have acted as counsel to Banyan Corporation, an Oregon corporation (the "Company"), in connection with a registration statement on Form SB-2 (the "Registration Statement") and related prospecus that is a part of the Registration Statement (the “Prospectus”). The Registration Statement covers a proposed offering by the entities named in the Registration Statement (the "Selling Security Holders") of shares of the Company's Common Stock, no par value per share, issuable upon the conversion of convertible debentures and the exercise of warrants (collectively, the "Underlying Shares") as enumerated and as described in the Registration Statement and Prospectus.

          I am familiar with the corporate actions taken and to be taken by the Company in connection with the authorization, registration, issuance and sale of the Underlying Shares. I examined such documents and authorities and made such legal and factual inquiries as I deemed necessary for purposes of this opinion. I assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of such copied documents. I also assumed that all of the Underlying Shares will be evidenced by appropriate certificates that will be properly executed and delivered.

          You have informed me that the Selling Security Holders may sell the Underlying Shares from time to time on a delayed or continuous basis.

          Based on the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth herein, the Underlying Shares have been duly authorized and reserved and, when issued upon conversion of each of the convertible debentures and exercise of the warrants in accordance with their respective terms for the applicable exercise or conversion price, will be duly and validly authorized, legally issued, fully paid and nonassessable shares of the Company’s Common Stock, no par value. This opinion is expressly limited in scope to the Underlying Shares and does not cover subsequent issues of Common Stock, no par value.

          I consent to the reference to me in the section “Legal Matters” of the Prospectus and the filing of this opinion with the Commission as an exhibit to the Registration Statement.

          This opinion is not to be used, ciculated, quoted or otherwise referred to, in whole or in part, for any other purpose without my prior express written consent. This opinion is based upon my knowledge of the law and the facts as of the date hereof. I assume no duty to communicate with you with respect to any other matters that come to my attention hereafter.

Very truly yours,

Noel E. Guardi, Esq.